Exhibit 99.1

News Bulletin

2200 West Parkway Boulevard
Salt Lake City, Utah 84119-2331
www.franklincovey.com

For Further Information:
Richard R. Putnam
Investor Relations
(801) 817-1776

FRANKLINCOVEY REPORTS
SECOND QUARTER FINANCIAL RESULTS

Salt Lake City, Utah – April 14, 2003 -- FranklinCovey (NYSE: FC) today announced its financial results for the second quarter ended March 1, 2003. The Company reported a $31.2 million improvement in its operating results, reducing its loss from operations to $7.5 million for the second quarter of fiscal 2003 compared to a loss from operations of $38.7 million for the second quarter of fiscal 2002. For the first six months of fiscal 2003, the Company reported a $54.2 million improvement in operating results with a loss from operations of $14.8 million compared to a $69.0 million loss for the first six months of fiscal 2002. FranklinCovey provided details underlying the significant improvement in operating results, said that it has paid-off substantially all of its debt and has strong liquidity, and said that it expects to see significant improvements in its operating results during the next six months of fiscal 2003 as compared to the same period of the prior year.

•	Operating results for the second quarter and first six months – FranklinCovey identified the following five key factors regarding its operating performance and financial position:

o	Selling, general, and administrative expenses. Selling, general, and administrative (SG&A) expenses declined by $12.7 million compared to last year’s second quarter and also declined by $21.1 million for the first six months compared to the same period of the prior year (despite having an additional five business days in this fiscal year’s first quarter). With on-going cost cutting initiatives, the Company expects to report significant year-over-year decreases in SG&A expense during the second half of fiscal 2003.

o	Gross margin. Gross margin percentage improved from 54.9% for the second quarter of fiscal 2002 to 55.8% during the second quarter of fiscal 2003 due to lower obsolescence write offs and improvements in inventory management procedures. These improvements have also helped to hold the Company’s gross margin percentage even for the first six months of fiscal 2003, compared to the same period of last year, despite discounting in the first quarter of this fiscal year on electronic hand-held tools and other planner products.

o	Depreciation and amortization. Depreciation and amortization expenses continued to decline in the second quarter and the first six months of fiscal 2003, reflecting lower, more-focused and better-managed capital expenditures. Depreciation in the second quarter of fiscal 2003 included $2.4 million of accelerated depreciation on retail stores that are expected to close by early fiscal 2004.

o	Stabilizing revenues. Primarily as a result of softer-than-expected consumer sales through the Consumer Strategic Business Unit (CSBU) during its second quarter of fiscal 2003, the Company experienced a year-over-year revenue decline of $13.5 million or 13% as compared to last year’s fiscal second quarter. Despite lower-than-expected revenues for the second quarter of fiscal 2003, this still reflects an improvement versus last year’s second quarter where there was a 21% year-over-year decline in revenues. With improved gross margins in the second quarter of fiscal 2003, this $13.5 million reduction in year-over-year revenues resulted in a $6.7 million reduction in gross margin, which was more than offset by the above-mentioned $12.7 million decline in SG&A expenses and decreases in depreciation and amortization expenses, contributing to the $31.2 million improvement in operating results for the second quarter, and the $54.2 million improvement in operating results for the first six months of fiscal 2003.

Sales for the quarter ended March 1, 2003 were $60.5 million for CSBU compared to $69.7 million for the same quarter last year. Included in CSBU, retail store sales were $40.3 million during the quarter compared to $45.8 million for the same quarter of fiscal 2002. Consistent with overall declining mall traffic trends during the holiday season, comparable store foot traffic through FranklinCovey stores declined by 10% during the quarter. The decline in traffic had a direct impact on comparable store sales, which declined 13% during the second quarter. Other CSBU sales through the Catalog/eCommerce channel were $17.1 million for the quarter compared to $21.0 million for the same quarter last year primarily due to lower call volume through the Company’s call center. Organizational Strategic Business Unit (OSBU) sales were $29.3 million during the second quarter compared to $33.6 million during the second quarter of fiscal 2002.

Sales for the first six months of fiscal 2003 were $174.8 million compared to $187.7 million for the same period of fiscal 2002. With the Company’s modified 5-4-4 reporting schedule, sales for the first six months of fiscal 2003 were benefited because of five additional business days as compared to the same period last year. As a result of the Company’s fiscal calendar, the fourth quarter ended August 31, 2003 will have six fewer business days as compared to the same quarter of fiscal 2002. Sales for the six months ended March 1, 2003 included $113.2 million from CSBU, compared to $122.4 million for the same period last year, and $61.7 million from OSBU compared to $65.2 million for the same period in fiscal 2002.

o	Impairments and loan loss reserves. Other factors contributing to the improvement in operating results for the second quarter of fiscal 2003 include an $18.8 million decrease of non-cash charges for impaired assets and a $6.2 million decrease of non-cash reserves for management stock loan losses. For the first six months of fiscal 2003, non-cash charges for impaired assets and loan loss reserves decreased by $21.6 million and $16.0 million compared to the same period of the prior year.

•	The Company has paid-off essentially all of its debt and its liquidity position remains strong – The Company is essentially debt free (it has only $1.4 million of long-term debt, primarily from a mortgage on an office/warehouse building in Canada), and the Company’s cash position at the end of its fiscal second quarter was $44.8 million, an increase of $7.3 million, as compared to its $37.5 million cash balance at the end of its first quarter of fiscal 2003. The Company also said that it has real estate (including the Canadian building) and certain other non-core assets, which if sold, could raise substantial additional liquidity.

•	Operating results are expected to show significant year-over-year improvements during the second half of fiscal 2003 – With the significant improvements in operating performance to date, the projected operating trends for the second half of fiscal 2003 and the expected traction from new products and offerings, the Company expects to achieve a significant year-over-year improvement in operating performance for fiscal 2003.

Last year’s second quarter reported net income of $35.1 million ($1.66 net income per share, after accounting for preferred dividends) included a noncomparable $60.8 million net gain from the sale of Premier Agendas to School Specialties (NASDAQ: SCHS) completed in December 2001. Excluding this noncomparable gain on sale, a $25.7 million net loss would have resulted for the second quarter of last year compared to the Company’s reported net loss for the second quarter ended March 1, 2003 of $7.9 million ($0.50 net loss per share, after accounting for preferred dividends). Last year’s second quarter net income also included a $12.5 million tax benefit compared to a $.5 million tax provision recorded in the second quarter of fiscal 2003. For the first six months of the prior fiscal year, the Company recorded noncomparable items including a $4.9 million charge for an interest rate swap settlement, a $6.0 million loss from discontinued operations, a $60.8 million net gain from the sale of Premier Agendas and a $61.4 million net of tax charge for the cumulative effect of an accounting change related to the valuation of intangibles. Excluding these noncomparable items, last year’s reported net loss of $51.9 million ($2.83 net loss per share, after accounting for preferred dividends) for the first six months would have resulted in a $40.4 million net loss compared to a net loss of $16.0 million ($1.02 net loss per share, after accounting for preferred dividends) for the first six months of fiscal 2003. Also, the net loss for the first six months of fiscal 2002 benefited from a $26.9 million tax benefit compared to a $1.2 million tax provision recorded during the first six months of fiscal 2003.

FranklinCovey also said that having received notice from the New York Stock Exchange (NYSE) of non-compliance with the NYSE listing standards related to the minimum standard of $1.00 per share price over a 30 trading-day period, as well as the minimum market capitalization over a 30 trading-day period, it has met with the NYSE and submitted a plan that it believes will bring the Company back into compliance within the required timeframes. In this regard, the Company must bring its 30-day average share price above $1.00 and meet the minimum market capitalization within six months. If the NYSE accepts the plan, the Company will be subject to quarterly monitoring for its performance against the plan targets. If the NYSE does not accept the plan, or the price of the Company’s common stock does not rise above $1.00 per share and our market capitalization does not exceed $15 million within the six-month period, the Company will be subject to NYSE trading suspension and delisting. Should the Company’s shares cease to be traded on the NYSE, the Company believes an alternate trading venue would be available.

About Franklin Covey Co.
FranklinCovey is a global leader in effectiveness training, productivity tools, and assessment services for organizations and individuals. FranklinCovey helps companies succeed by unleashing the power of their workforce to focus and execute on top business priorities. Clients include 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions. Organizations and individuals access FranklinCovey products and services through corporate training, licensed client facilitators, one-on-one coaching, public workshops, catalogs, over 180 retail stores, and www.franklincovey.com. More than 2,000 FranklinCovey associates provide professional services and products in 39 offices and in 95 countries.

FRANKLIN COVEY CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

                                                                     Quarter Ended                 Six Months Ended
                                                               __________________________      __________________________
                                                                March 1,       February 23,     March 1,      February 23,
                                                                  2003          2002              2003           2002
                                                                  ____          ____              ____           ____
                                                                      (unaudited)                     (unaudited)

Sales                                                            $89,790      $ 103,326         $174,836       $187,665
Cost of sales                                                     39,712         46,561           77,830         83,414
                                                               ___________   ____________      ___________    ___________
Gross margin                                                      50,078         56,765           97,006        104,251

Selling, general and administrative                               45,895         58,556           93,803        114,918
Provision for losses on management stock loans                     2,313          8,485            2,470         18,456
Impairment (recovery) of investment in unconsolidated              (740)         14,462          (1,630)         16,323
subsidiary
Impairment of assets                                                 872          4,518              872          4,518
Depreciation                                                       8,068          8,424           13,981         16,670
Amortization                                                       1,151          1,042            2,324          2,369
                                                               ___________   ____________      ___________    ___________
Loss from operations                                              (7,481)       (38,722)         (14,814)       (69,003)

Equity in earnings (losses) of unconsolidated subsidiary             (82)         1,028             (128)         1,891
Interest income                                                      138          1,026              404          1,877
Interest expense                                                     (37)          (588)            (111)        (2,694)
Other income (expense)                                                              637            (172)            637
Gain (loss) on interest rate swap settlement                                        232                         (4,894)
                                                               ___________   ____________      ___________    ___________
Loss from continuing operations before income taxes               (7,462)       (36,387)         (14,821)       (72,186)

Provision (benefit) for income taxes                                 476        (12,539)           1,224        (26,859)
                                                               ___________   ____________      ___________    ___________
Loss from continuing operations                                   (7,938)       (23,848)         (16,045)       (45,327)

Loss from discontinued operations, net of tax                                    (1,823)                         (5,996)
Gain on sale of discontinued operations, net of tax                              60,774                          60,774
                                                               ___________   ____________      ___________    ___________
Income (loss) before cumulative effect of accounting change       (7,938)        35,103          (16,045)         9,451

Cumulative effect of accounting change, net of tax                                                              (61,386)
                                                               ___________   ____________      ___________    ___________
Net income (loss)                                                 (7,938)        35,103          (16,045)       (51,935)

Preferred stock dividends                                         (2,184)        (2,183)          (4,367)        (4,313)
                                                               ___________   ____________      ___________    ___________
Net income (loss) attributable to common shareholders           $(10,122)      $ 32,920         $(20,412)      $(56,248)
                                                               ===========   ============      ===========    ===========

Loss from continuing operations, including preferred
   dividends, per share                                          $ (0.50)       $ (1.31)         $ (1.02)       $ (2.49)
Net income (loss) attributable to common shareholders per
   share                                                         $ (0.50)       $  1.66          $ (1.02)       $ (2.83)

Weighted average number of common and
   common equivalent shares - Basic and diluted                   20,052         19,882           20,030         19,897

Sales Detail:
  Retail Stores                                                 $ 40,338       $ 45,794         $ 68,536       $ 74,433
  Catalog / e-Commerce                                            17,085         21,010           36,218         40,864
  Other                                                            3,110          2,896            8,422          7,131
                                                               ___________   ____________      ___________    ___________
Total Consumer Strategic Business Unit                            60,533         69,700          113,176        122,428
                                                               ___________   ____________      ___________    ___________
  Organizations Solutions Group                                   19,305         23,605           39,932         43,835
  International                                                    9,952         10,021           21,728         21,402
                                                               ___________   ____________      ___________    ___________
Total Organizations Strategic Business Unit                       29,257         33,626           61,660         65,237
                                                               ___________   ____________      ___________    ___________

Total                                                            $89,790      $ 103,326         $174,836       $187,665
                                                               ===========   ============      ===========    ===========